Exhibit 99.1

Anika Therapeutics Reports Record Second-Quarter Revenue and Earnings

Net Income Grows 58% and EPS Rise to $0.40

CingalTM Phase III Osteoarthritis Clinical Study in Active Patient Recruitment Stage

BEDFORD, Mass.--(BUSINESS WIRE)--July 31, 2013--Anika Therapeutics, Inc. (Nasdaq: ANIK), a leader in products for tissue protection, healing and repair, based on hyaluronic acid (“HA”) technology, today reported financial results for the quarter ended June 30, 2013.

Management Commentary

“Anika delivered the strong results we expected in the second quarter of 2013,” said Charles H. Sherwood, Ph.D., President and Chief Executive Officer. “Total revenue grew 6% from the second quarter last year, driven by robust Orthobiologics product demand. We are also very pleased with achieving a record second quarter net income, which represents a 58% increase from the same period last year. Our consistent delivery of product revenue growth and planned business improvements has enabled us to drive bottom line growth and generate robust cash flow.”

“This was another strong quarter for our flagship product, Orthovisc®, both domestically and internationally,” continued Sherwood. “Orthovisc continues to bring differentiated clinical benefits to physicians and patients. Our U.S. distribution partner Depuy Mitek is executing on a strategic sales and marketing plan to support patient care and enhance physician office efficiency. The growth in our U.S. Orthovisc revenue indicates these efforts continue to have a positive impact on product demand.”

“Anika is well-positioned for continued growth and profitability improvement in the second half of 2013,” said Sherwood. “Our viscosupplementation business is strong, and we are driving efficiencies in our operations and manufacturing. We are also enthusiastic about our product pipeline. Cingal, our third generation viscosupplementation product, is a single-injection osteoarthritis treatment which includes a therapeutic anti-inflammatory agent. During the second quarter, we commenced a multinational Phase III clinical study in support of our CE Mark application for Cingal. Launching this trial is an important step forward in our pipeline development strategy, and we look forward to bringing Cingal into the market.”

Revenue

For the second quarter of 2013, total revenue grew 6.1% to $20.8 million, from $19.6 million a year earlier. The company’s revenue growth was primarily driven by increased viscosupplementation product revenue, in particular domestic sales of Orthovisc.

Product Gross Margin

Product gross margin for the second quarter of 2013 improved to 68.5%, from 57.2% in the second quarter last year. The improvement for the quarter was driven by manufacturing facilities consolidation, realization of operational efficiencies, more favorable product mix, as well as the elimination of the non-profitable tissue engineering operations since the beginning of 2013.

Operating Expenses

Research and development expenses for the second quarter of 2013 increased 40.9% from the second quarter of 2012. The increase reflected expenses for the company’s Cingal clinical trial and other planned product pipeline initiatives. Selling, general and administrative (“SG&A”) expenses in the second quarter of 2013 decreased by 17.2% from the same period last year. The decline in SG&A was primarily driven by the company’s ongoing cost reduction initiatives.

Operating and Net Income

Operating income for the second quarter of 2013 grew to $9.4 million, from $6.1 million in the same period in 2012. Net income increased to $5.9 million, or $0.40 per diluted share, from $3.7 million, or $0.26 per diluted share, in the second quarter last year. The growth in operating income, net income and earnings per share was primarily driven by improvement in product gross profit.

Cash and Cash Equivalents

Anika’s cash and cash equivalents at June 30, 2013 increased to $54.1 million, from $44.1 million at December 31, 2012, driven primarily by higher income from operations, increased cash collections on accounts receivable and option exercises during the first half of 2013.

Conference Call Information

Anika will hold a conference call to discuss its financial results, business highlights and outlook tomorrow, Thursday, August 1, 2013 at 9:00 a.m. ET. In addition, the company will answer questions concerning business and financial developments and trends, regulatory activity related to Monovisc, and other business and financial matters affecting the company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial 877-546-5019 (international callers dial 857-244-7551) and use the passcode 16226176. Please call approximately 10 minutes before the starting time and reference Anika Therapeutics. In addition, the conference call will be available through a live audio webcast in the “Investor Relations” section of the Anika Therapeutics website, www.anikatherapeutics.com. An accompanying slide presentation also can be accessed via the Anika Therapeutics website. The conference call will be archived and accessible on the same website shortly after the conclusion of the call.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing, and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika’s products range from orthopedic/joint health solutions led by Orthovisc®, a treatment for osteoarthritis of the knee; to surgical aids in the anti-adhesion and ophthalmic fields. The company also offers aesthetic dermal fillers for the correction of facial wrinkles. Anika’s Italian subsidiary, Anika S.r.l., provides complementary HA products in orthopedic/joint health and anti-adhesion, as well as therapeutics in areas such as advanced wound treatment and ear, nose and throat care. Its regenerative technology advances Anika’s vision to offer therapeutic products and medical solutions that go beyond pain relief to protect and restore damaged tissue.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, those relating to (i) future demand for Orthovisc, (ii) the company’s plans to continue to drive efficiencies in operations and manufacturing, (iii) the prospects for the company’s product pipeline, (iv) bringing Cingal to market, (v) expectations for future growth and profitability improvement in the second half of 2013,and (vi) expectations regarding, research and development spending, selling, general and administrative spending, and product gross margin. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks, uncertainties and other factors. The company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including (i) the company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain pre-clinical or clinical data to support a pre-market approval application or 510(k) application, or timely file and receive FDA or other regulatory approvals or clearances of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (ii) the company's research and product development efforts and their relative success, including whether the company has any meaningful sales of any new products resulting from such efforts; (iii) the cost effectiveness and efficiency of our clinical studies, manufacturing operations and production planning; (iv) the strength of the economies in which the company operates or will be operating, as well as the political stability of any of those geographic areas; (v) future determinations by the company to allocate resources to products and in directions not presently contemplated, (vi) the company’s ability to launch Monovisc in the U.S., if at all; (vii) the company’s ability to provide an adequate and timely supply of its ophthalmic, Orthovisc and other products to its customers, (viii) our ability to successfully manage and turnaround Anika S.r.l.’s business, and (ix) the company’s ability to achieve its stated growth targets. Certain other factors that might cause the company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the year ended December 31, 2012, as well as those described in the company's other press releases and SEC filings.

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Product revenue	$20,067,407	$18,882,277	$34,561,896	$32,495,605
Licensing, milestone and contract revenue	760,970	742,492	1,513,492	1,489,824
Total revenue	20,828,377	19,624,769	36,075,388	33,985,429

Operating expenses:
Cost of product revenue	6,311,332	8,084,226	11,152,502	14,497,707
Research & development	1,829,052	1,298,170	3,411,962	2,831,273
Selling, general & administrative	3,400,679	4,108,503	7,347,793	7,459,519
Restructuring charges	(111,178)	-	(246,785)	-
Total operating expenses	11,429,885	13,490,899	21,665,472	24,788,499
Income from operations	9,398,492	6,133,870	14,409,916	9,196,930
Interest income (expense), net	(36,381)	(49,129)	(75,939)	(100,332)
Income before income taxes	9,362,111	6,084,741	14,333,977	9,096,598
Provision for income taxes	3,467,219	2,347,873	5,371,083	3,447,611
Net income	$5,894,892	$3,736,868	$8,962,894	$5,648,987

Basic net income per share:
Net income	$0.44	$0.28	$0.67	$0.43
Basic weighted average common shares outstanding	13,510,573	13,262,023	13,459,049	13,212,424
Diluted net income per share:
Net income	$0.40	$0.26	$0.62	$0.39
Diluted weighted average common shares outstanding	14,578,927	14,443,794	14,484,978	14,302,439

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited)

	June 30,	December 31,
ASSETS	2013	2012
Current assets:
Cash and cash equivalents	$54,140,459	$44,067,477
Accounts receivable, net of reserves of $332,148 and $337,459 at June 30, 2013 and December 31, 2012, respectively	19,065,386	21,462,481
Inventories	10,357,798	8,283,472
Current portion deferred income taxes	1,989,422	2,031,583
Prepaid expenses and other	920,873	1,539,477
Total current assets	86,473,938	77,384,490
Property and equipment, at cost	51,618,726	52,376,013
Less: accumulated depreciation	(17,772,147)	(17,263,032)
	33,846,579	35,112,981
Long-term deposits and other	154,050	171,053
Intangible assets, net	18,996,886	20,334,636
Goodwill	8,923,197	9,065,891
Total Assets	$148,394,650	$142,069,051

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,699,678	$2,341,838
Accrued expenses	4,503,551	5,837,044
Deferred revenue	1,527,917	2,875,067
Current portion of long-term debt	1,600,000	1,600,000
Income taxes payable	1,370,172	1,798,669
Total current liabilities	11,701,318	14,452,618
Other long-term liabilities	1,264,427	1,541,124
Long-term deferred revenue	2,069,444	2,152,778
Deferred tax liability	6,725,622	6,997,397
Long-term debt	7,200,000	8,000,000
Commitments and contingencies	-	-
Stockholders’ equity:
Preferred stock, $.01 par value; 1,250,000 shares authorized, no shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	-	-
Common stock, $.01 par value; 30,000,000 shares authorized, 14,017,280 and 13,866,060 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	140,173	138,659
Additional paid-in-capital	67,385,076	65,431,424
Accumulated currency translation adjustment	(3,063,985)	(2,654,630)
Retained earnings	54,972,575	46,009,681
Total stockholders’ equity	119,433,839	108,925,134
Total Liabilities and Stockholders’ Equity	$148,394,650	$142,069,051

Anika Therapeutics, Inc. and Subsidiaries
Supplemental Financial Data
Revenue by Product Line and Product Gross Margin
(unaudited)

	Three Months Ended June 30,
	2013	2012	% Change
Orthobiologics	$16,506,226	$10,903,364	51%
Dermal	557,059	155,735	258%
Surgical	1,830,022	1,464,505	25%
Opthalmic	464,340	5,299,732	(91%)
Veterinary	709,760	1,058,941	(33%)
Total Product Revenue	$20,067,407	$18,882,277	6%

Product gross profit	$13,756,075	$10,798,051
Product gross margin	68.5%	57.2%

	Six Months Ended June 30,
	2013	2012	% Change
Orthobiologics	$27,789,773	$21,020,209	32%
Dermal	798,643	657,051	22%
Surgical	2,818,886	2,448,133	15%
Opthalmic	1,392,798	6,623,726	(79%)
Veterinary	1,761,796	1,746,486	1%
Total Product Revenue	$34,561,896	$32,495,605	6%

Product gross profit	$23,409,394	$17,997,898
Product gross margin	67.7%	55.4%

Anika Therapeutics, Inc. and Subsidiaries
Supplemental Financial Data
Revenue by Geographic Region
(unaudited)

	Three Months Ended June 30,
	2013	2012	% Change
United States	$14,765,402	$16,011,667	(8%)
Europe	1,941,891	1,521,552	28%
Other	3,360,114	1,349,058	149%
Total	$20,067,407	$18,882,277	6%

	Six Months Ended June 30,
	2013	2012	% Change
United States	$26,332,181	$26,401,712	(0%)
Europe	3,489,805	3,677,281	(5%)
Other	4,739,910	2,416,612	96%
Total	$34,561,896	$32,495,605	6%

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., 781-457-9000
CEO
or
Sylvia Cheung, 781-457-9000
CFO